EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Res-Care, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-126279) on Form S-8 of Res-Care, Inc. of our report dated June 27, 2008 relating to the financial statements and supplementary schedule of the Res-Care, Inc. Retirement Savings Plan as of December 31, 2007 and 2006, and for the year ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Res-Care, Inc.

/s/ Mountjoy & Bressler, LLP

Louisville, KY

June 27, 2008